Exhibit 10.48

OPTION AGREEMENT

OPTION AGREEMENT, dated as of July 15, 2003, among 550 Digital Media Ventures, Inc. (“Seller”), an affiliate of Sony Broadband Entertainment, Inc., eUniverse, Inc., a Delaware corporation (the “Company”), and VP Alpha Holdings IV, L.L.C. (“Buyer”).

R E C I T A L S

This Agreement is entered into upon the basis of the following facts and intentions of the parties:

A. Seller owns 3,050,000 shares of the Common Stock and 1,750,000 shares of the Series B Preferred Stock (each, a “Share”, and collectively the “Shares”) of the Company that will be subject to this Agreement. Seller separately owns an additional 316,154 shares of the Common Stock and 173,077 shares of the Series B Preferred Stock of the Company, which shares shall not be subject to this Agreement.

B. Seller desires to grant to Buyer an option to purchase the Shares.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Option. Seller hereby grants to Buyer an option (the “Option”) to purchase any and all (but not less than 50%) of the Shares from Seller upon all of the terms, covenants and conditions hereinafter set forth. The share certificates representing the Shares shall hereafter bear a legend referring to this Option Agreement.

2. Consideration for the Option. Seller acknowledges that it has received good, valuable and sufficient consideration for the Option.

3. Term and Exercise. Buyer may exercise the Option at any time up to 5:00 p.m., New York City time on January 10, 2004 (the “Termination Date”) by delivery to Seller of written notice of its exercise of the Option, together with its check for the full Purchase Price (as defined below). Within 5 business days following exercise of the Option, Seller shall deliver to Buyer certificates for the Shares, duly exercised for transfer, at which time the closing of the purchase of the Shares from Seller shall occur (the “Closing”). The date of the Closing is referred to herein as the “Closing Date.”

4. Purchase Price.

(a) The purchase price (“Purchase Price”) which Buyer agrees to pay upon exercise of the Option is one dollar and ten cents ($1.10) per Share, payable in cash at the Closing.

(b) In the event that Buyer thereafter sells any Shares acquired from Seller (each, a “Resold Share” and collectively, the “Resold Shares”) and receives cash consideration in excess of $3 per Resold Share, then Buyer shall, promptly after consummation of such sale, pay over to Seller an amount equal to 40% of the sale price over $3 per Resold Share received by Buyer, but in no event more than $1.10 per Resold Share (the “Contingent Payment”). In the event that Buyer distributes the Shares to its limited partners, then the Contingent Payment shall be made to Seller in the form of a portion of the Shares distributed, calculated to be equal to 40% of the excess of the fair market value price per share of the Company’s Common Stock (which shall equal the average closing price over the 20 consecutive trading days immediately preceding the distribution or if the Company’s Common Stock is not publicly traded then the fair market value after taking into account lack of marketability and any other appropriate factors, as determined by an appraisal undertaken by an independent appraiser experienced in valuing securities similar to the Shares which has been mutually selected by Buyer and Seller) over $3 per Share on the date of the Distribution, subject to a maximum distribution of Shares to Seller equal to a value of $1.10 per Share. By way of example, if Buyer exercises the option for all of the Shares, and then two (2) years later sells all of the Shares for a sale price cash consideration of $5 per Share, then Seller shall be entitled to a payment equal to $0.80 per Share ($5 – $3 x 40%). By way of further example, if Buyer exercises the Option for all of the Shares and Buyer distributes Shares to its limited partners and the fair market value of such distributed Shares as determined pursuant hereto is $7 per Share, then Seller shall be entitled to receive a number of Shares that have a fair market value of $5.28 million ($7 – $3 x 40%, subject to the maximum of $1.10 per Share, times 4.8 million Shares.)

5. Number of Shares. The number and class of Shares specified in this Agreement and/or the Purchase Price or per share number are subject to appropriate adjustment in the event of any stock dividend, stock split, share combination or other similar event affecting the Shares.

6. Representations and Warranties of Seller. Seller represents, warrants and covenants to Buyer, as of the date hereof and as of the Closing Date, that:

(a) Due Authorization. This Agreement has been duly authorized, executed and delivered by or on behalf of Seller and is a valid and binding agreement of Seller, enforceable in accordance with its terms against Seller.

(b) No Conflict. The execution and delivery by Seller of, and the performance by Seller of its obligations under this Agreement, will not contravene any provision of applicable law, or the certificate of incorporation, or by-laws of Seller, or to Seller’s knowledge, any agreement or other instrument binding upon Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller, and to Seller’s knowledge, no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by Seller of its obligations under this Agreement.

(c) Good Title to Shares. Seller has, and on the Closing Date will have, valid title to the Shares to be sold by Seller and the legal right and power, and all authorization and approval required by law, to enter into this Agreement, and to sell, transfer, and deliver the Shares to be sold by Seller.

(d) Delivery of Shares. Delivery of the Shares to be sold by Seller pursuant to this Agreement will pass title to such Shares free and clear of any security interests, claims, liens, equities, and other encumbrances, other than any encumbrances or restrictions imposed on the Shares under securities laws or by the Company.

(e) No Price Stabilization or Manipulation. Seller has not taken and will not take, directly or indirectly, any action designed cause or result in stabilization or manipulation of the price of any of the Shares.

(f) Certain Transactions. Except as set forth in Exhibit A, the Company is not indebted, either directly or indirectly, to Seller, Sony Music Entertainment Inc. or any of its subsidiaries or any of their officers, directors or employees. Each of the Seller and Sony Music Entertainment Inc. and its subsidiaries hereby waives any breach or default under any agreement with the Company.

(g) Value. The Purchase Price may or may not reflect the actual value of the Shares, that Seller has investigated the value independently, that it has been represented by independent counsel, and that it understands that the value of the Shares when and if the Option is exercised may be significantly higher than the Purchase Price.

(h) Assignment. Prior to the Termination Date, Seller shall not sell, assign, transfer, pledge, hypothecate, or otherwise encumber any of the Shares.

7. Representations and Warranties of Buyer. Buyer represents, warrants and covenants to Seller, as of the date hereof and as of the Closing Date, that:

(a) Due Authorization. This Agreement has been duly authorized, executed and delivered by or on behalf of Buyer and is a valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer.

(b) No Conflict. The execution and delivery by Buyer of, and the performance by Buyer of its obligations under this Agreement, will not contravene any provision of applicable law, or the organizational documents of Buyer, or to Buyer’s knowledge, any agreement or other instrument binding upon Buyer or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Buyer, and to Buyer’s knowledge, no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by Buyer of its obligations under this Agreement.

(c) No Price Stabilization or Manipulation. Buyer has not taken and will not take, directly or indirectly, any action designed to cause or result in stabilization or manipulation of the price of any of the Shares.

(d) Value. The Purchase Price may or may not reflect the actual value of the Shares, that Buyer has investigated the value independently and that it has been represented by independent counsel.

(e) Investment Intent, Etc. Buyer is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, and Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of, and is able to bear the economic risk of, its respective acquisition of the Shares. Buyer has had the opportunity to do its own due diligence regarding the Company, and Buyer is not relying on Seller with respect to such due diligence. Buyer is not acquiring the Shares with any present intention of offering or selling any of the Shares in a transaction that would violate the Securities Act 1933 or the securities laws of any state of the United States or any other applicable jurisdiction.

8. Rights. Any and all rights that Seller has associated with the Shares, including but not limited to registration rights, voting rights, preemptive right, liquidation preference, or otherwise, shall be deemed transferred (to the extent transferable) to Buyer upon Buyer’s exercise of the Option and payment of the Purchase Price.

9. Cooperation. If the Option is exercised, Seller and the Company shall, upon request of Buyer, promptly execute and deliver all additional documents reasonably deemed by Buyer to be necessary, appropriate or desirable to complete and evidence the sale, assignment and transfer of the Shares pursuant to this Agreement and to accomplish the other matters contemplated herein.

10. Certain Transactions. Seller shall vote as a stockholder in favor of an investment and loan transaction between the Company and Buyer resulting in an additional investment in the Company by Buyer of no less than $5 million at a price of at least $1 per share (if an equity transaction), as approved by the Board of Directors of the Company (the “Transaction”). In connection with consummation of any Transaction, Seller shall be deemed to have waived any anti-dilution protection and any pre-emptive rights and rights of first refusal that Seller may have in connection with its securities holdings in the Company.

11. Amended and Restated Certificate of Designation. Subject to the exercise of the Option, Seller and the Company consent and agree to the terms set forth in Exhibit B. An amendment to the certificate of incorporation of the Company amending the terms of the Series B Preferred Stock shall be filed by the Company with the Delaware Secretary of State as of the Closing Date which reflects the changes contemplated by such Exhibit B. If the Company reasonably determines that stockholder approval of such amendment is required under the laws of the State of Delaware, then the Board of Directors of the Company shall establish, before the Closing Date, a new class of preferred stock with the same rights, preferences and privileges as the Series B Preferred Stock after giving effect to the changes contemplated by Exhibit B. Immediately after the Closing, Buyer may elect to exchange its Series B Preferred Stock for shares of such new class of preferred stock (at the rate of one share for one share).

12. Purchase and Sale. If Buyer exercises the Option, at the Closing, Seller shall sell, transfer and deliver the Shares, represented by certificates duly endorsed in blank or accompanied by stock powers duly executed, to Buyer, and Buyer shall purchase the Shares in exchange for the Purchase Price.

13. Acceptance. Company hereby consents to the transaction contemplated hereunder and confirms to Buyer that the Company’s representations and warranties contained in that Loan Agreement dated the date hereof between Buyer and the Company are true, correct, and complete.

14. Buyer May Exercise Option For Less Than All Shares. Notwithstanding any other provision herein to the contrary, Buyer may exercise the Option with respect to less than all of the Shares, but in no event less than 50% of the Shares.

15. Survival. All representations, warranties and agreements made by Seller and by Buyer in this Agreement shall survive the execution of this Agreement for a period of one (1) year from the date hereof, except for the provisions of Sections 6(a) and 6(c), which shall survive indefinitely.

16. Miscellaneous. This Agreement constitutes and contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements or understandings. Each party acknowledges and agrees that they have not made any representations, warranties or agreements of any kind regarding the subject matter hereof, except as expressly set forth herein. This Agreement may not be modified or amended, except by an instrument in writing signed by duly authorized officers of both of the parties hereto. The parties agree that any dispute arising out of or in connection with this Agreement will be resolved solely by confidential binding arbitration in San Francisco, California according to the commercial arbitration rules of JAMS. Each party shall bear its own attorneys’ fees, expert witness fees, and costs in connection with such arbitration. This Agreement has been negotiated and drafted by each party, with counsel from each party reviewing the document. The language in this Agreement shall be construed as to its fair meaning and not strictly for or against any party. This Agreement, and any dispute arising hereunder, shall be governed by California law, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than California. If any provision of this Agreement is determined to be invalid in whole or in part for any reason, such unenforceable or invalid provision shall not affect the legality, enforceability or validity of the rest of this Agreement. If any provision is stricken in accordance with the previous sentence, then the stricken provision shall be replaced with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible. The provisions of this Agreement are intended solely for the benefit of the Company, Buyer, and Seller and no provision hereof may be enforced by any creditor, shareholder, officer, director, or agent of, or any other party affiliated with, the Company, Seller or Buyer. The Company and Seller shall use their commercially reasonable efforts to perform such further acts and things as Buyer may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement.

IN WITNESS WHEREOF, this Option Agreement has been duly executed and delivered by Buyer, Company, and Seller as of the day and year first written below:

SELLLER:

550 Digital Media Ventures, Inc., on behalf of itself and Sony Music Entertainment Inc. and its subsidiaries

By:	/s/ MARK EISENBERG
Name:	Mark Eisenberg
Title:	Sr. V.P. & General Counsel

COMPANY

eUNIVERSE, INC.

By:	/s/ BRAD GREENSPAN
Name:	Brad Greenspan
Title:	Chief Executive Officer

BUYER

VP ALPHA HOLDINGS IV, L.L.C

By:	VANTAGEPOINT VENTURE ASSOCIATES IV, L.L.C Its Managing Member

	By:	/s/ ALAN E. SALZMAN
	Name:	Alan E. Salzman
	Title:	Managing Member

[SIGNATURE PAGE TO OPTION AGREEMENT]

Exhibit A

Indebtedness

Second Amended and Restated Promissory Note dated March 28, 2003 in the principal amount of $2,289,764, executed by eUniverse, Inc. payable to 550 Digital Media Ventures, Inc.

A-1

Exhibit B

Changes to Terms of Series B Preferred Shares

The Company’s existing Certificate of Designation of Series B Convertible Preferred Stock, filed with the Secretary of State of Delaware on January 8, 2003, shall be amended in a manner acceptable to Buyer to encompass the following changes:

1.	The authorized number of shares of Series B Preferred Stock shall be increased to 20,000,000 shares.

2.	No shares of Series B Preferred Stock shall be issued without the consent of Buyer.

3.	Dividends for shares of Series B Preferred Stock held by Buyer, its affiliates and their assignees shall be entitled to an 8% cumulative dividend, payable quarterly. The dividend shall be payable in additional shares of Series B Preferred Stock, as amended for the matters contemplated by this Exhibit B.

4.	Section 4(d) shall be amended to remove the reference to 550 Digital Media Ventures, Inc. and be substituted with reference to VP Alpha Holdings IV, L.L.C.

5.	The initial Conversion Price defined in Section 5(c) shall be deemed to be $1.50 for shares held by Buyer, its affiliates and their assignees.

6.	If Buyer has exercised the Option for all of the Shares, in the event of any vote or consent by the holders of Series B Preferred Stock, Seller and any assignee of its Series B Preferred Stock shall be deemed to have voted or consented in the same manner as the vote or consent of Buyer, its affiliates and assignees with respect to the Shares.

7.	The provisions dealing with the “Company Election” shall not apply to the shares held by Buyer, its affiliates and their assignees.

8.	The shares of Series B Preferred Stock held by Buyer, its affiliates and their assignees shall only be convertible into common stock of the Company at Buyer’s election or upon other events acceptable to Buyer in its sole discretion.

B-1